Exhibit 99(a)
Supplement to Present Required Information in Searchable Format

FIVE-YEAR PERFORMANCE GRAPH
	2018	2019	2020	2021	2022	2023

GE	$100	$154	$150	$164	$146	$287
S&P 500	100	131	156	200	164	207
S&P Industrial	100	129	144	174	164	194